CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 32 to Registration Statement No. 033-25378 of Alpine Equity Trust on Form N-1A of our report dated December 21, 2007, relating to the financial statements and financial highlights of Alpine Equity Trust, including Alpine Realty Income & Growth Fund, Alpine U.S. Real Estate Equity Fund, and Alpine International Real Estate Equity Fund, appearing in the Annual Report on Form N-CSR of Alpine Equity Trust for the year ended October 31, 2007, and to the references to us under the heading “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which is part of this Registration Statement.  We also consent to the reference to us under the heading “Financial Highlights” in the Prospectus, which is also a part of this Registration Statement.

Milwaukee, WI
February 26, 2008